Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) made in duplicate originals this _22nd_ day of _December_, 2008, and effective as of July 1, 2004 (unless specifically stated otherwise), is between SUMMIT FINANCIAL GROUP, INC. (“Summit”), SUMMIT COMMUNITY BANK, INC., successor in interest to Capital State Bank, Inc., (the “Company”), and C. DAVID ROBERTSON (“Employee”).

WHEREAS, the Company offers the terms and conditions of employment hereinafter set forth and the Employee has indicated his willingness to accept such terms and conditions in consideration of his employment with the Company;

WHEREAS, Employee, Summit and Company executed an amended and restated employment agreement on May 6, 2004, effective July 1, 2004;

WHEREAS, under Paragraph 15 said amended and restated employment agreement may be amended by a writing signed by all the parties hereto; and

WHEREAS, the parties hereto, in the interests of clarity and for other reasons stated herein, and for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), wish to amend and restate this Agreement, provided that all provisions applicable to compliance under Code Section 409A shall be effective as of January 1, 2005, and provided further that, notwithstanding any other provisions of this amended and restated Agreement, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, and (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), Employee, by executing this Agreement, shall be deemed to have elected the timing and form of distribution provisions of this amended and restated Agreement, and to otherwise further revise the Agreement all on or before December 31, 2008.

NOW, THEREFORE, in consideration of the mutual promises and covenants made in this Amended and Restated Agreement, the parties agree as follows:

1.           Employment.  The Company hereby employs Employee and Employee hereby accepts employment with the Company as President and Chief Executive Officer of the Company and member of the Board of Directors of the Company upon the terms and conditions set forth herein effective July 1, 2004, or such earlier date as the parties may mutually agree, and as Executive Officer of the Company and Co-Chairman of the Board of Directors of the Company effective June 20, 2007.

2.           Term.  The term of this Amended and Restated Agreement shall be for five (5) years from the original effective date of July 1, 2004, unless one of the parties terminates this Amended and Restated Agreement as provided herein.  Upon termination of the original term of the Agreement, the Board of Directors of the Company shall review the Agreement at least annually, and may, with the consent of the Employee, extend this term of employment for additional one (1) year term(s), in which case such term shall end one (1) year from the date on which it is last renewed.

3.           Duties.  Employee shall perform and have all of the duties and responsibilities that may be assigned to him from time to time by the Board of Directors of the Company.  Employee shall devote his best efforts on a full-time basis to the performance of such duties.

4.           Compensation and Benefits.  During the term of employment, the Company agrees to pay Employee a base salary and to provide benefits as set forth in Exhibit A, which is attached hereto and incorporated herein by reference.

5.           Termination by the Company or Employee.  The employment of Employee with the Company may be terminated by any one of the following means, in which case Employee shall be entitled to such compensation as is described below:

A.           Mutual Agreement.  The Employee’s employment may be terminated by mutual agreement of the parties upon such terms and conditions as they may agree; provided, that if such mutual agreement provides for any payments or in-kind benefits to be paid or granted to Employee it shall be in writing, and provided further, that such written mutual agreement, if required to be aggregated for Code Section 409A purposes with this Agreement or any other agreement between Employee and Summit, Company, or any affiliate, shall not cause this Agreement to violate Code Section 409A or the regulations and guidance issued thereunder.

B.	For Cause.

(1)
The Employee’s employment may be terminated by the Company for cause consisting of one or more of the reasons specified in Paragraph 5(B)(2)(a) - (e) below; provided, however, that if the cause of termination is for a reason specified in Paragraph 5(B)(2)(a) below, and if in the reasonable judgment of the Board of Directors of the Company the damage incurred by the Company as a result of Employee’s conduct constituting cause is damage of a type that is capable of being substantially reversed and corrected, the Company shall give Employee thirty (30) days advance notice of the Company’s intention to terminate his employment for cause and a reasonable opportunity to cure the cause of the possible termination to the satisfaction of the Company.

(2)	For purposes of this Amended and Restated Agreement, the term “cause” shall be defined as follows:

(a)
Employee’s negligence, malfeasance or misfeasance in the performance of Employee’s duties that can reasonably be expected to have an adverse impact upon the business and affairs of the Company, including but not limited to (i) failure of Employee to ensure the overall quality of the

Company’s loan portfolio is maintained at a level which is satisfactory to the Board of Directors of the Company, and (ii) failure of the Employee to ensure that the Company’s loan loss experience remains at a level which is satisfactory to the Company’s Board of Directors;

(b)	Employee’s commission of any act constituting theft, intentional wrongdoing or fraud;

(c)	The conviction of the Employee of a felony criminal offense in either state or federal court;

(d)	Any single act by Employee constituting gross negligence or which causes material harm to the reputation, financial condition or property of the Company; or

(e)
The death of Employee during the term of this Amended and Restated Agreement, in which event the Company shall pay to the estate of the Employee any compensation for services rendered but unpaid prior to the Employee’s date of death.  Such payment shall be made in a lump sum on the first day of the second month following Employee’s date of death.

(3)
The Board of Directors of the Company shall determine, in its sole discretion, whether any acts and/or omissions on the part of Employee constitute “cause” as defined above.  Notwithstanding the foregoing, Employee shall be entitled to arbitrate a finding of the Board of Directors of “cause” in accordance with Paragraph 9 hereof.

(4)	In the event that Company terminates Employee’s employment for cause (other than death) as defined above, which results in Employee’s Separation from Service, Employee shall be entitled to be paid his regular salary and benefits up to the date of Separation from Service, but not any additional compensation.  Any payment to Employee pursuant to this Paragraph 5(B)(4) shall be paid in a lump sum on the date of Employee’s Separation from Service, subject to the provisions of Paragraph 7(D) to the extent applicable.

C.
Not for Cause.  Employee’s employment may be terminated by the Company for any reason not specified in Paragraph 5(B) above so long as Employee is given thirty (30) days advance written notice (or payment in lieu thereof).  In the event of a termination pursuant to this Paragraph 5(C) which results in Employee’s Separation from Service, Employee shall be entitled to payment from the Company equivalent to the base salary compensation set forth in this Amended and Restated Agreement for the remaining term of the Agreement or severance pay equal to six (6) months of base salary payments, whichever is greater.  Any payment to Employee pursuant to this Paragraph 5(C) shall be paid in a lump sum on the date of Employee’s Separation from Service, subject to the provisions of Paragraph 7(D) to the extent applicable.

D.
Change in Control.  Exhibit B hereto sets forth the rights and responsibilities of the parties in the event of a change in control, as defined therein, and is incorporated herein by reference. Provided, that if Employee is entitled to payments upon Separation from Service under this Agreement and also under Exhibit B hereto, the provisions of Exhibit B shall apply in lieu of the provisions of this Agreement.

6.           Noncompetition and Nonsolicitation.  In consideration of the covenants set forth herein, including but not limited to the severance pay set forth in Paragraph 5 and Exhibit A, Employee agrees as follows:

A.	For a period of three (3) years after Employee’s employment with the Company is terminated by Employee for any reason other than

Employee’s disability or Good Reason (as that term is defined in Exhibit B hereto), Employee shall not, directly or indirectly, engage in the business of banking in the City of Charleston or the Counties of Kanawha and Greenbrier, West Virginia, or in any other county in which the Company has operating offices at the time of the termination.  For purposes of this Paragraph 6(A), being engaged in the business of banking shall mean Employee’s presence or work in a bank office in the specified geographic area or Employee’s solicitation of business from clients with a primary or principle office in the specified geographic area.

B.
During Employee’s employment by the Company and for three (3) years after Employee’s employment with the Company is terminated by Employee for any reason other than Employee’s disability, Employee shall not, on his own behalf or on behalf of any other person, corporation or entity, either directly or indirectly, solicit, induce, recruit or cause another person in the employ of the Company or its affiliates to terminate his or her employment for the purpose of joining, associating or becoming an employee with any business which is in competition with any business or activity engaged in by the Company or its affiliates.

C.
Employee further recognizes and acknowledges that in the event of the termination of Employee’s employment with the Company for any reason other than Employee’s disability, (1) a breach of the obligations and conditions set forth herein will irreparably harm and damage the Company; (2) an award of money damages may not be adequate to remedy such harm; and (3) considering Employee’s relevant background, education and experience, Employee believes that he will be able to earn a livelihood without violating the foregoing restrictions.  Consequently, Employee agrees that, in the event that Employee breaches any of the covenants set forth in this Paragraph 6, the Company and/or its affiliates shall be entitled to both a preliminary and permanent injunction in order to prevent the continuation of such harm and to recover money damages, insofar as they can be determined, including, without limitation, all costs and attorneys’ fees incurred by the Company in enforcing the provisions of this Paragraph 6.  Such relief may be sought notwithstanding the arbitration provision set forth in Paragraph 10 below.

7.           Definitions and Special Rules.  For purposes of this Agreement and its Exhibits, including the Change in Control Agreement attached hereto as Exhibit B, the following definitions and special rules shall apply:

A.	“Disability” shall mean a physical or mental condition rendering Employee substantially and permanently unable to perform the duties of an officer and director of a banking organization.

B.
“Separation from Service” means the severance of Employee’s employment with Summit, Company, or any other affiliate for any reason.  Employee separates from service with Summit, Company or any other affiliate if he dies, retires, separates from service because of Employee’s Disability, or otherwise has a termination of employment with Summit, Company or any other affiliate.  However, the employment relationship is treated as continuing intact while Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Employee’s right to reemployment with Summit, Company or any other affiliate is provided either by statute or by contract.  If the period of leave exceeds six months and Employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes Employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.  In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A including, but not limited to:

(i)
an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported Separation from Service,

(ii)
in any instance in which Employee is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans”), then in such instance Employee shall only be considered to meet the requirements of a Separation from Service hereunder if Employee meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Agreement which would otherwise apply,

(iii)
in any instance in which Employee is an employee and an independent contractor of Summit, Company or any other affiliate or any combination thereof, Employee must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if Employee provides services both as an employee and a member of the Board of Directors of Summit, Company or any other affiliate or any combination thereof, the services provided as a director are not taken into account in determining whether Employee has had a Separation from Service as an employee under this Agreement, provided that no plan in which Employee participates or has participated in his capacity as a director is an Aggregated Plan, and

(iv)
a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation or guidance of like import, in the event of an asset purchase transaction as described therein.

C.
Date Payments Deemed Made.  In accordance with Code Section 409A and to the extent permitted by said Code Section 409A and the regulations and guidance issued thereunder, any payment to or on behalf of Employee under this Agreement or its Exhibits A and B shall be treated as having been made on a date specified in this Agreement or in Exhibit A or B if it is made on a later date within Employee’s same taxable year as the designated date, or, if later, if made no later than the fifteenth day of the third month after such designated date provided that, in any event, Employee is not permitted, directly or indirectly, to designate the taxable year of any payment.

D.
Six-Month Delay.  Notwithstanding any other provisions of this Agreement or its Exhibits, including the Change in Control Agreement attached hereto as Exhibit B, if Employee is a Specified Employee (within the meaning of Code Section 409A) on Employee’s date of Separation from Service, then if any payment of deferred compensation (within the meaning of Code Section 409A) is to be made upon or based upon Employee’s Separation from Service other than by death, under any provision of this Agreement or of said Change in Control Agreement, and such payment of deferred compensation is to be made within six months after Employee’s date of Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Separation from Service of Employee (other than by death,) provided further, however, that in the case of any payment of deferred compensation which is to be made in installments, with the first such installment to be paid on or within six months after the date of Separation from Service other than by death, then in such event all such installments which would have otherwise been paid within the date which is six months after such Separation from Service of Employee (other than by death) shall be delayed, aggregated, and paid, notwithstanding any other provision of this Agreement or any other provision of said Change in Control Agreement, on the date which is six months after such Separation from Service of Employee (other than by death), with the remaining installments to continue thereafter until fully paid hereunder or under said Change in Control Agreement, as the case may be.  Notwithstanding any of the foregoing, or any other provision of this Agreement or of said Change in Control Agreement, no payment of deferred compensation upon or based upon Separation from Service may be made under this Agreement or under said Change in Control Agreement before the date that is six months after the date of Separation from Service or, if earlier, the date of death, if Employee is a Specified Employee on Employee’s date of Separation from Service.  This Paragraph 7(D) shall only apply to delay the payment of deferred compensation to Specified Employees as required by Code Section 409A and the regulations and guidance issued thereunder.

8.           Notices.  Any notice required or permitted to be given under this Amended and Restated Agreement shall be sufficient if in writing and sent by registered or certified mail listed herein; in the case of Employee, to the following address:  206 Georgetown Place, Charleston, West Virginia 25314; in the case of Summit and the Company, addressed to H. Charles Maddy, III, in care of Summit Financial Group, Inc., 300 North Main Street, Moorefield, WV 26836.  Any notice sent pursuant to this paragraph shall be effective when deposited in the mail.

9.           Confidential Information.  Employee shall not, during the term of this Amended and Restated Agreement or at any time thereafter, directly or indirectly, publish or disclose to any person or entity any confidential information concerning the assets, business or affairs of the Company, including but not limited to any trade secrets, financial data, employee or customer/client information or organizational structure.

10.           Arbitration.  Any dispute between the parties arising out of or with respect to this Amended and Restated Agreement or any of its provisions or Employee’s employment with the Company shall be resolved by the sole and exclusive remedy of binding arbitration.  Arbitration shall be conducted in Charleston, West Virginia in accordance with the rules of the American Arbitration Association (“AAA”).  The parties agree to select one arbitrator from an AAA employment panel.  The arbitration shall be conducted in accordance with the West Virginia Rules of Evidence and all discovery issues shall be decided by the arbitrator.  The arbitrator shall supply a written opinion and analysis of the matter submitted for arbitration along with the decision.  The arbitration decision shall be final and subject to enforcement in the local circuit court.

11.           Entire Agreement. This Amended and Restated Agreement constitutes the entire Agreement between the parties and shall supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and may not be changed or amended except by an instrument in writing to be executed by each of the parties hereto.

12.           Severability.  If any provision hereof, or any portion of any provision hereof, is held to be invalid, illegal or unenforceable, all other provisions shall remain in force and effect as if such invalid, illegal or unenforceable provision or portion thereof had not been included herein.  If any provision or portion of any provision of this Amended and Restated Agreement is so broad as to be unenforceable, such provision or a portion thereof shall be interpreted to be only so broad as is enforceable.

13.           Headings.  The headings contained in this Amended and Restated Agreement are included for convenience or reference only and shall have no effect on the construction, meaning or interpretation of this Amended and Restated Agreement.

14.           Governing Law.  The laws of the State of West Virginia shall govern the interpretation and enforcement of this Amended and Restated Agreement.

15.           Amendments. Any amendments to the Agreement must be in writing and signed by all parties hereto except that extensions of the term of this Agreement under Paragraph 2 above, may be evidenced by minutes of a meeting of the Board of Directors, provided that (i) no amendment to this Agreement shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of this Paragraph 15 are irrevocable.

16.           Wavier of Breach.  No requirement of this Amended and Restated Agreement may be waived except by a written document signed by the party adversely affected.  A waiver of a breach of any provision of the Agreement by any party shall not be construed as a waiver of subsequent breaches of that provision.

17.           Counterparts.  This Amended and Restated Agreement may be executed in counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

IN WITNESS WHEREOF, the Company and Summit have each caused this Amended and Restated Agreement to be executed in its corporate name by its corporate officer thereunto duly authorized, and Employee has hereunto set his hand and seal, as of the day and year first above written:

SUMMIT FINANCIAL GROUP, INC.

By:	/s/ H. Charles Maddy, III

Its:	President

SUMMIT COMMUNITY BANK, INC.

By:	/s/ H. Charles Maddy, III

Its:	Co-Chairman

/s/ C. David Robertson
                 C. David Robertson

Exhibit A
Compensation and Benefits

A.
Base Salary.  Employee’s base salary shall be $142,700.  Upon consummation of the proposed consolidation of Capital State Bank, Inc. and Summit Community Bank, Inc., Employee’s base salary shall be increased to $170,000.  Thereafter, Employee’s base salary shall be as mutually agreed upon by Employee and Company.  Employee shall be considered for salary increases on the basis of cost of living increases and increases in responsibility.  In consideration of Employee’s waiver of future merit raises, Summit has established a Supplemental Executive Benefit Plan for the benefit of Employee.

B.
Bonus.  In addition to the base salary provided for herein, Employee shall be eligible for incentive bonuses subject to goals and criteria to be determined by the Board of Directors of the Company; provided, however, that any such plans, if required to be aggregated for Code Section 409A purposes with this Agreement or any other agreement between Employee and Summit, Company, or any affiliate, shall not cause this Agreement to violate Code Section 409A or the regulations and guidance issued thereunder.

C.	Other Compensation. The Company shall provide the following other compensation to Employee, up to a maximum of $13,000 per year:

(1)           An amount equal to Employee’s monthly country club dues.

(2)	An amount equal to the premiums on the life insurance policy held by Employee as of the effective date of this Amended and Restated Agreement.

Employee shall be subject to taxation on such other compensation as required by the Internal Revenue Code. The benefits provided under this Exhibit A Paragraph C during Employee’s taxable year shall not affect the benefits to be provided in any other taxable year.  The right to benefits under this Exhibit A Paragraph C is not subject to liquidation or exchange for another benefit.  In addition, the right to benefits under this Exhibit A Paragraph C is subject to the provisions of Paragraph 7(D) of the Employment Agreement, to the extent applicable.  The benefits under this Exhibit A Paragraph C shall cease upon Separation from Service of Employee.

D.	Vacation. Employee shall be entitled to all paid vacation and holidays and other paid leave as provided by the Company to other employees.

E.
Fringe Benefits.  The Company shall afford to Employee the benefit of retirement plans afforded to all other Company officers, subject to the terms and conditions thereof.  In the event that Employee’s health insurance coverage is discontinued or becomes unavailable to him for some reason outside the control of Employee, Employee shall be afforded the opportunity to enroll in the Company’s health insurance plan; provided, however, that the Company may adjust the Other Compensation set forth above in Paragraph C in an amount equivalent to the cost of Employee’s participation in the Company’s health insurance plan. Provided, further, that any such plans, if required to be aggregated for

Code Section 409A purposes with this Agreement or any other agreement between Employee and Summit, Company, or any affiliate, shall not cause this Agreement to violate Code Section 409A or the regulations and guidance issued thereunder.

F.
Business Expenses.  The Company shall reimburse Employee for all reasonable expenses incurred by Employee in carrying out his duties and responsibilities, all provided such expense is incurred by Employee prior to Separation from Service, including but not limited to reimbursing civic club organization dues and reasonable expenses for customer entertainment. The reimbursement of an eligible expense shall be made by Company no later than the last day of Employee’s taxable year during which the expense was incurred, or if later, the fifteenth day of the third month after such expense was incurred, and Employee is required to request reimbursement and substantiate any such expense no later than ten days prior to the last date on which Company is required to provide reimbursement for such expense hereunder.  The amount of expenses eligible for reimbursement under this Exhibit A Paragraph F during Employee’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.  The right to reimbursement under this Exhibit A Paragraph F is not subject to liquidation or exchange for another benefit.  In addition, the right to reimbursement of eligible expenses under this Exhibit A Paragraph F is subject to the provisions of Paragraph 7(D) of the Employment Agreement, to the extent applicable.

G.
Automobile.  The Company shall provide Employee with the use of an automobile for the employee’s business and personal use.  The Company shall be responsible for expenses associated with the vehicle including but not limited to taxes, gasoline, licenses, maintenance, repair, insurance and reasonable cellular phone charges.  Employee shall be subject to tax for his personal use of the vehicle in accordance with the Internal Revenue Code and any applicable state law.  Upon approval of the Company, appropriate replacement vehicles may be provided in the future. The benefits provided under this Exhibit A Paragraph G during Employee’s taxable year shall not affect the benefits to be provided in any other taxable year.  The right to benefits under this Exhibit A Paragraph G is not subject to liquidation or exchange for another benefit.  In addition, the right to benefits under this Exhibit A Paragraph G is subject to the provisions of Paragraph 7(D) of the Employment Agreement, to the extent applicable.  The benefits under this Exhibit A Paragraph G shall cease upon Separation from Service of Employee.

H.	Director’s Fees. The Company shall pay Employee the same director’s fees as are provided to other inside officer members of the Board of Directors.

Exhibit B
Change in Control Agreement

A.	Definitions. For purposes of this Exhibit B, the following definitions shall apply:

(1)
“Change of Control” means with respect to (i) the Company or any Affiliate for whom Employee is performing services at the time of the Change in Control Event; (ii) the Company or any Affiliate that is liable for the payment to Employee hereunder (or all corporations liable for the payment if more than one corporation is liable) but only if either the compensation payable hereunder is attributable to the performance of service by Employee for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this section, a Change in Ownership or Effective Control or a Change in the Ownership of a Substantial Portion of the Assets of a Corporation as defined in Section 409A of the Code, and the regulations or guidance issued thereunder, meeting the requirements of a “Change in Control Event” thereunder.

(2)           “Company” shall mean Summit Financial Group, Inc.

(3)
“Salary” means the greater of the initial base salary or the average of Employee’s full earnings reported on IRS Form W-2 for the two full year periods immediately prior to the date of the consummation of the Change of Control or for the two full year periods immediately preceding the date of Separation from Service, whichever is greater.

(4)	For purposes of this Exhibit B, “Good Cause” has the same meaning as the term “cause” set forth in Paragraph 5(B)(2) of the foregoing Employment Agreement.

(5)	“Disability” means a physical or mental condition rendering Employee substantially unable to perform the duties of an officer and director of a banking organization.

(6)	“Retirement” means Separation from Service by Employee in accordance with Company’s (or its successor’s) retirement plan, including early retirement as approved by the Board of Directors.

(7)	“Good Reason” means

(a)	A Change of Control in the Company (as defined above) followed by:

(i)	a material decrease in Employee’s Salary below its level in effect immediately prior to the date of consummation of the Change of Control, without Employee’s prior written consent; or

(ii)
a material reduction in the importance of Employee’s job responsibilities, or assignment of job responsibilities inconsistent with employee’s responsibilities prior to the Change in Control without Employee’s prior written consent; or

(iii)
a material geographical relocation of Employee without Employee’s prior written consent, which shall be deemed to mean relocation to an office more than 20 miles from Employee’s location at the time of the Change of Control, or the imposition of travel requirements materially inconsistent with those existing prior to the Change in Control without Employee’s prior written consent; or

(b)	Failure of the Company to obtain assumption of this Change in Control Agreement by its successor as required by Paragraph E(1) below; or

(c)
Any material reduction in the Employee’s authority, duties, or responsibilities, which shall be deemed to include removal of Employee from, or failure to re-elect Employee to, any of Employee’s position with Company immediately prior to a Change in Control (except in connection with the termination of Employee’s employment for Good Cause, death, Disability or Retirement) without Employee’s prior consent.

Provided, that Employee provides notice to the Company of the existence of the occurring condition described in this Paragraph A(7) no later than ninety (90) days after the initial occurrence thereof, and the Company fails to correct or remedy the condition within thirty (30) days of receipt of such notice.

(8)
“Wrongful Termination” means termination of Employee’s employment by the Company or its affiliates for any reason other than at Employee’s option, Good Cause or the death, Disability or Retirement of Employee prior to the expiration of eighteen (18) months after consummation of the Change of Control.

(9)
“Separation from Service” means the severance of Employee’s employment with Company or any affiliate for any reason.  Employee separates from service with Company or any affiliate if he dies, retires, separates from service because of Employee’s Disability, or otherwise has a termination of employment with Company or any affiliate.  However, the employment relationship is treated as continuing intact while Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Employee’s right to reemployment with Company or any affiliate is provided either by statute or by contract.  If the period of leave exceeds six months and Employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes Employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.  In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A including, but not limited to:

(i)
an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported Separation from Service,

(ii)
in any instance in which Employee is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans”), then in such instance Employee shall only be considered to meet the requirements of a Separation from Service hereunder if Employee meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Agreement which would otherwise apply,

(iii)
in any instance in which Employee is an employee and an independent contractor of Company or any affiliate or any combination thereof, Employee must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if Employee provides services both as an employee and a member of the Board of Directors of Company or any affiliate or any combination thereof, the services provided as a director are not taken into account in determining whether Employee has had a Separation from Service as an employee under this Agreement, provided that no plan in which Employee participates or has participated in his capacity as a director is an Aggregated Plan, and

(iv)
a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation or guidance of like import, in the event of an asset purchase transaction as described therein.

B.
Compensation of Employee Upon Separation from Service Due to Good Reason or Wrongful Termination within Eighteen (18) Months of a Change in Control.  Except as hereinafter provided, if Employee terminates his employment with the Company for Good Reason within eighteen (18) months after a Change in Control, resulting in Employee’s Separation from Service, or the Company terminates Employee’s employment within eighteen (18) months after a Change in Control in a manner constituting Wrongful Termination, resulting in Employee’s Separation from Service, the Company agrees as follows:

(1)
The Company shall pay Employee a cash payment equal to Employee’s Salary, on a monthly basis, multiplied by the number of months between the date of Separation from Service and the date that is eighteen (18) months after the date of consummation of the Change of Control.  Such payment shall be made in a lump sum on the date of Separation from Service, subject to the provisions of Paragraph 7(D) of the foregoing Employment Agreement to the extent applicable.

(2)
For the year in which Separation from Service occurs, Employee will be entitled to receive his reasonable share of the Company’s cash bonuses, if any, allocated in accordance with existing principles and authorized by the Board of Directors.  The amount of Employee’s cash incentive award shall not be reduced due to Employee not being actively employed for the full year.  Said cash bonuses, if any, will be paid to Employee in a lump sum on the date of Separation from Service, taking into account the provisions of Paragraph 7(C) of the foregoing Employment Agreement relating to when payments are deemed to be made, and subject to the provisions of Paragraph 7(D) of the foregoing Employment Agreement to the extent applicable.

(3)
Employee will continue to participate, without discrimination, for the number of months between the date of Separation from Service and the date that is eighteen (18) months after the date of the consummation of the Change of Control in benefit plans (such as retirement, disability and medical insurance) maintained after any Change of Control for employees, in general, of the Company, or any successor organization, provided Employee’s continued participation is possible under the general terms and conditions of such plans.  In the event Employee’s participation in any such plan is barred, the Company shall arrange to provide Employee with benefits substantially similar to those to which Employee would have been entitled had his participation not been barred, but only for the period of time specified in the preceding sentence.  However, in no event will Employee receive from the Company the employee benefits contemplated by this subparagraph if Employee receives comparable benefits from any other source.  With respect to any benefits Employee receives under this Paragraph B(3), the following provisions will apply:  (i) in-kind benefits provided under this Paragraph B(3) during any taxable year of Employee shall not affect the in-kind benefits to be provided under this Paragraph B(3) in any other taxable year; (ii) if the provision of benefits under this Paragraph B(3) is to be done by means of reimbursement, the reimbursement of an eligible benefit expense under this Paragraph B(3) must be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred, (iii) no rights to reimbursement or in-kind benefits under this Paragraph B(3) shall be subject to liquidation or exchange for any other benefit, and (iv) benefits provided under this Paragraph B(3) shall be subject to the provisions of Paragraph 7(D) of the foregoing Employment Agreement to the extent applicable.

(4)	Paragraph 6 (Noncompetition and Nonsolicitation) of the foregoing Employment Agreement shall not apply.

C.
Other Employment.  Employee shall not be required to mitigate the amount of any payment provided for in this Change in Control Agreement by seeking other employment.  The amount of any payment provided for in this Change in Control Agreement shall not be reduced by any compensation earned or benefits provided (except as set forth in Paragraph B(3) above) as the result of employment by another employer after the date of Separation from Service.

D.
Rights of Company Prior to the Change of Control.  This Change in Control Agreement shall not affect the right of the Company or Employee to terminate the foregoing Employment Agreement or the employment of Employee in accordance therewith; provided, however, that any termination or reduction in salary or benefits that takes place after discussions have commenced that result in a Change in Control shall be presumed (without clear and convincing evidence to the contrary) to be a violation of this Change in Control Agreement entitling Employee to the benefits hereof, so that any such termination by Company resulting in Employee’s Separation from Service either before or within eighteen (18) months after a Change in Control shall be deemed to be a Wrongful Termination, and all references in this Change in Control Agreement to Salary shall be deemed to mean the Salary, as defined herein, based on the earnings Employee would have had prior to any reduction thereof.

E.	Successors; Binding Agreement.

(1)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Change in Control Agreement.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Change in Control Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason hereunder, provided that Employee incurs a Separation from Service within eighteen (18) months after a Change in Control, and provided further that the notice and time to correct provisions of Paragraph A(7) herein are satisfied.

(2)
This Change in Control Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.